EXHIBIT 21

AMTRUST FINANCIAL SERVICES, INC.
SUBSIDIARIES LIST

Entity Name	Jurisdiction of Incorporation or Formation
AmTrust International Insurance Limited	Bermuda
Technology Insurance Company, Inc.	New Hampshire
Rochdale Insurance Company	New York
Wesco Insurance Company	Delaware
AmTrust International Underwriters Limited	Ireland
AmTrust North America, Inc.	Delaware
The Princeton Agency, Inc.	New Jersey
AFS Holding Group, Inc.	Delaware
United Underwriting Agency, Inc.	New York
AmTrust Managers, Inc.	Delaware
AmTrust Management Services Limited	United Kingdom
AMT Warranty Corp.	Delaware
AMTS Holding Corp.	Delaware
AMT Service Corp. of Canada, ULC	Canada
North American Risk Management, Inc.	Florida
AFS Capital Corporation	Texas
Rock Run South, LLC	Delaware
AmTrust Underwriters, Inc.	Delaware
Associated Industries Insurance Services, Inc.	Florida
Associated Industries Insurance Company, Inc.	Florida
AII Insurance Management Limited	Bermuda
AII Reinsurance Broker Limited	Bermuda
AmTrust Nordic AB	Sweden
I.G.I. Group Limited	England
Shield Total Insurance Limited	England
I.G.I. Insurance Company Limited	England
I.G.I. Administration Services Limited	England
AII Investment Holdings Limited	Bermuda